UNITED STATES

             SECURITIES AND EXCHANGE COMMISSION

                  WASHINGTON, D.C. 20549

                       FORM 12b-25



               NOTIFICATION OF LATE FILING





(CHECK ONE):

 oForm 10-K
 o Form 20-F
 o Form 11-K
 x Form 10-Q
 o Form N-SAR




 For Period ended:
 December 31, 2011






 o Transition Report on Form 10-K


 o Transition Report on Form 20-F


 o Transition Report on Form 11-K


 o Transition Report on Form 10-Q


 o Transition Report on Form N-SAR


 For the Transaction Period Ended:





READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE
PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.



If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



              PART I - REGISTRANT INFORMATION




               EcoGlobal Holdings Corporation

                 (Full Name of Registrant)



                 GLOBAL GREEN HOLDINGS, INC.

                 (Former Name if Applicable)




                   THE JOHN HANCOCK CENTER

                         SUITE 3100

(Address of Principal Executive Office (Street and Number))




                     CHICAGO IL 60611

                 (City, State and Zip Code)




                      312-794-7813

              (Registrant's Telephone Number)





PART II - RULES 12b-25(b) AND (c)



If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)






  x  (a)


The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;




  x  (b)


The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


  o  (c)


The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.














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 PART III - NARRATIVE



State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.



Information necessary for the filing of a complete and accurate Form 10-Q could not be gathered and reviewed within the prescribed time period without unreasonable effort and expense to the Company.




SEC 1344 (03-05)
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.







PART IV - OTHER INFORMATION




(1)
 Name and telephone number of person to contact in regard to this notification




        Gerard M Werner

            (Name)


         920-207-7772

      (Telephone Number)



(2)
 Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).


x Yes
o No






(3)
Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

o Yes
x No




If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







EcoGlobal Holdings Corproation

(Name of Registrant as Specified in Charter)




has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.





Date
 February 14, 2012

 By
 /s/ Christopher Werner








Christopher Werner




Chief Executive Officer